UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER: 000-26415
                                                            CUSIP No.: 30049T205

(Check one):   ___Form 10-KSB    ___Form 10-F    _X_Form 10-QSB    ___Form N-SAR

         For Period Ended:     MARCH 31, 2006
         ___      Transition Report on Form 10-K
         ___      Transition Report on Form 20-F
         ___      Transition Report on Form 11-K
         ___      Transition Report on Form 10-Q
         ___      Transition Report on Form N-SAR
         For the Transition Period Ended:_________________________

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                        VERIFIED ANY INFORMATION HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

EVOLVE ONE, INC.
----------------
Full Name of Registrant


-------------------------
Former Name if Applicable

P.O. BOX 859
------------
Address of Principal Executive Office (Street and Number)

TALLEVAST, FL 34270
-------------------
City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

THE REGISTRANT HAS RECENTLY HAD A CHANGE OF CONTROL AND NEEDS ADDITIONAL TIME TO FINALIZE ITS QUARTERLY REPORT.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         IRWIN HOROWITZ                  561                   852-9173
     ----------------------          -----------          ------------------
             (Name)                  (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                  Yes _X_     No ___

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                             Yes ___     No _X_

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

                                EVOLVE ONE, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     MAY 15, 2006                     By /s/ IRWIN HOROWITZ
         ------------                        -------------------------
                                             Irwin Horowitz, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall e typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).